Exhibit 9
JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH:  303-316-5644
FAX: 303-639-6662
E-MAIL: thomas.early@janus.com



June 12, 2000

Janus Adviser Series
100 Fillmore Street
Denver, Colorado 80206-4928

     Re: Public Offering of Janus Adviser Series Shares (Janus Adviser Growth Fund; Janus Adviser Aggressive Growth Fund; Janus Adviser Capital Appreciation Fund; Janus Adviser Balanced Fund; Janus Adviser Equity Income Fund; Janus Adviser Growth and Income Fund; Janus Adviser Strategic Value Fund; Janus Adviser International Fund; Janus Adviser Worldwide Fund; Janus Adviser Flexible Income Fund; and Janus Adviser Money Market Fund)

Gentlemen:

I have acted as vice president and general counsel for Janus Adviser Series, a Delaware business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a registration statement with respect to the proposed sale of shares of beneficial interest, $0.001 par value (the "Shares"), of the above-referenced series of the Trust.

I have examined the Trust Instrument and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Janus Adviser Series in connection with the filing of such registration statement with the Securities and Exchange Commission and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,


/s/Thomas A. Early
Thomas A. Early